Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Navigator Holdings Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-197321) on Form S-8 of Navigator Holdings Ltd. of our report dated April 1, 2019, with respect to the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of Navigator Holdings Ltd. for the year ended December 31, 2018, and the related notes, which report appears in the December 31, 2020 annual report on Form 20-F of Navigator Holdings Ltd.

/s/ KPMG LLP

London, United Kingdom

May 17, 2021